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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our Report of Independent Registered Public Accounting Firm dated May 7, 2007, except for the fifth, sixth, and seventh paragraphs of
Note 15, as to which the date is December 5, 2007, and the eighth, ninth, tenth, and eleventh paragraphs of Note 15, as to which the date is January 24, 2008, covering the related balance sheet of Strasbaugh as of December 31, 2006, and the related statements of operations, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2006, included in this Registration Statement and related Prospectus on Amendment No. 3 to Form SB-2 (Registration No. 333-144787) of Strasbaugh and subsidiary to be filed on approximately February 4, 2008 registering 789,956 shares of common stock held by selling security holders. We also consent to the reference to us under the heading "Experts" in such Registration Statement and related Prospectus.


/s/ WINDES & MCCLAUGHRY
Irvine, California
February 4, 2008